Exhibit 10.8.4

AMENDMENT NUMBER 5
TO
THE MACERICH COMPANY
EXECUTIVE OFFICER SALARY DEFERRAL PLAN

WHEREAS, The Macerich Company (the “Company”) has established The Macerich Company Executive Officer Salary Deferral Plan (the “Plan”) to provide supplemental retirement income benefits through prior salary deferrals for certain of its executive officers; and

WHEREAS, it is appropriate and desirable to amend the Plan to permit Dana Anderson to make a new distribution election during 2008 pursuant to transition relief provided in Treasury Regulations and Internal Revenue Service guidance under Section 409A of the Internal Revenue Code of 1986, as amended; and

WHEREAS, Section 8.4 of the Plan provides for the amendment of the Plan.

NOW, THEREFORE, the Plan is hereby amended as set forth below, effective January 1, 2008, or such other date or dates as may be specified below.

ARTICLE III
DEFERRAL ELECTIONS

Section 3.1 of the Plan is amended by adding a new subsection (g) to the end thereof to read as follows:

(g)           2008 Transition Relief Distribution Election by Anderson.  Notwithstanding the provisions of Section 3.1(c) hereof, Dana Anderson may designate a new date or dates for the distribution of benefits to him under the Plan by filing a new election with the Committee on or after January 1, 2008 and on or before December 31, 2008.  Any such new election shall apply only to amounts that would not otherwise be payable in 2008 and shall not cause any amount to be paid in 2008 that would not otherwise be payable in 2008.  Any such new election shall be irrevocable.

IN WITNESS WHEREOF, the Company has caused its duly authorized officer to execute this amendment this 24th day of November, 2008.

THE MACERICH COMPANY

By	/s/ Richard A. Bayer
Richard A. Bayer
Senior Executive Vice President, Chief
Legal Officer & Secretary